UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2014
TESORO LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	1-35143	27-4151603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers.

G. Scott Spendlove, the Vice President and Chief Financial Officer of Tesoro Logistics GP, LLC (“TLGP”), the general partner of Tesoro Logistics LP (the “Partnership”), will cease to serve as TLGP’s principal financial officer effective August 18, 2014. Mr. Spendlove will continue to serve as a Vice President of TLGP through August 31, 2014, and will cease to be a director of TLGP as of such date. There was no disagreement between Mr. Spendlove and TLGP’s Board of Directors (the “Board”), the Partnership, or TLGP’s management regarding any matter relating to the Partnership’s operations, policies or practices.

(c) Appointment of Certain Officers.

The Partnership announced the appointment of Steven M. Sterin, age 42, as Vice President and Chief Financial Officer of TLGP effective August 18, 2014. He is concurrently being appointed as Executive Vice President and Chief Financial Officer of Tesoro Corporation (“Tesoro”), which indirectly owns and controls TLGP. Mr. Sterin will be appointed as a member of the Board effective September 1, 2014.

Mr. Sterin joins Tesoro from Celanese Corporation where he held financial leadership positions, including service as the Senior Vice President and Chief Financial Officer from July 2007 until May 2014. Previously, Steven worked for Reichhold, Inc. and Price Waterhouse LLP, currently known as PricewaterhouseCoopers LLP. Mr. Sterin, a Certified Public Accountant, graduated from the University of Texas at Austin, receiving both a bachelor’s degree in business administration and accounting and a master’s degree in professional accounting.

Responsibility and authority for compensation-related decisions for Mr. Sterin will reside with the compensation committee of the board of directors of Tesoro. All determinations with respect to awards to be made under the Tesoro Logistics LP 2011 Long-term Incentive Plan will be made by the Board of the Partnership, or any committee thereof that may be established for such purpose, following the recommendation of the compensation committee of the board of directors of Tesoro.
Mr. Sterin is not expected to be named as a member of any committee of the Board.

(d) Election of Directors.

See item 5.02(c) above

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 15, 2014

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC
Its general partner

By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Vice President and General Counsel

3